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                                                                   EXHIBIT 10.35

                                LOAN AGREEMENT

     THIS AGREEMENT is entered into this 16th day of June, 2000, by and between Rentrak Corporation ("Lender"), and Ron Berger ("Borrower").

                                   Recitals

     WHEREAS, Borrower wishes to borrow funds from Lender on a limited-recourse basis, under the terms and conditions set forth in this Agreement, for the purpose of exercising certain "out of the money" stock options for the common stock of Rentrak Corporation ("Rentrak") pursuant to the Rentrak 2000 Employee Loan/Option Program (the "Rentrak Stock"); and

     WHEREAS, Lender, having determined that a loan for such purpose would be in furtherance of Lender's best interests, is willing to loan to Borrower such funds, in the amount of Six Million, Six Hundred Twenty Nine Thousand, Three Hundred Eighty Six Dollars and One Cent Dollars ($6,629,386.01) (the "Loan Funds"), under the terms and conditions set forth in this Agreement and the exhibits hereto; and

     WHEREAS, Lender wishes to clarify and confirm that Borrower shall be under no obligation to repay the principal portion of the Loan beyond the amount of funds received by Borrower or Lender pursuant to the sale of the Rentrak Stock which is purchased with the Loan Funds; and

     WHEREAS, Lender has simultaneously executed a Pledge Agreement and Promissory Note which provide for this Loan Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

                                   Agreement

     1. Loan. Upon the effective date of this Agreement specified above, Lender agrees to loan Borrower Six Million, Six Hundred Twenty Nine Thousand, Three Hundred Eighty Six Dollars and One Cent Dollars ($6,629,386.01) (the "Loan"). The Loan shall be evidenced by a Promissory Note in the form attached hereto as Exhibit "A". The Loan may be advanced in one or more disbursements, each of which shall be made upon Borrower's application to Lender for advances, as set forth below:

     Rentrak Corporation will issue a loan (or several loans, but not more than five (5)) to Borrower in an amount not more than the amount required for Borrower to purchase from Rentrak as many of your unexercised but fully vested "out of the money" Employee Stock Options ("ESO's") as Borrower wishes to exercise at the time. Example: You have an option for 100 shares of Rentrak, at a price of $6 per share, of which 60 shares are vested and 40 are not. On the day you borrow, the Rentrak common stock is trading at a price of $5.00. Consequently, your $6.00 stock option is "out of the money." We will lend you $360.00, if you wish to exercise the entire 60 share

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option, or $300.00 if you wish to exercise only 50 shares and so on. You may also use a portion of your own funds to exercise the option. In the previous example where you were exercising only 50 shares, you could borrow $200 and combine it with $100 of your own funds to exercise the option.

     2. Term. The principal of the Loan will be due in one balloon payment on the earliest to occur of :

          (a) One year prior to the expiration of the term of Borrower's current employment agreement with Rentrak; or
          (b) One (1) year after Borrower leaves Rentrak's employ for any other reason (unless such departure follows a Change in Control of Rentrak (as defined below, in which event this subsection 2(b) shall not be applicable); or
          (c)  Five years from the date of the Loan; or
          (d)  One year from the date of Borrower's death.

Such date may be called the Maturity Date.

     3. Interest. The Loan shall accrue interest at the federal funds interest rate in effect on the date of the Loan. Interest will be payable annually on the anniversary date of the Loan.

     4. Security. The Loan shall be secured by a Pledge Agreement in the form attached hereto as Exhibit B encumbering all of the Rentrak Shares purchased with the proceeds of the Loan.

     5. Payment. Payments shall be applied first to interest and then to unpaid principal. Payments shall continue until the earlier of the time at which all of the Loan has been repaid, together with interest, or the Maturity Date, whichever first occurs.

     6. Limited-Recourse. The Loan shall be without recourse to Borrower except as expressly set forth in Section 9 below.

     7. Event of Default. The following events shall be deemed events of default under this Agreement and, if such events occur, Lender may pursue those rights and remedies set forth herein and in the Note and Pledge Agreement. The events of default are:

          7.1 Borrower's failure to pay any sums due under the Note when and as due; and

          7.2 Any other default under this Agreement, the Note or the Pledge Agreement.

     8. Bonus Payments. From time to time, Rentrak has issued bonuses to some employees, possibly including Borrower. By borrowing this money from Lender, Borrower agrees that, until the loan and all accrued interest is fully repaid, Rentrak will, if it elects to issue a bonus to Borrower, first apply 50% of the bonus, after taxes, to paying down the outstanding interest (first) and then principal of the Loan. In other words, Borrower may only receive half of any bonuses Borrower would otherwise be entitled to until Borrower's loan is paid off. Bonuses issued prior to June 30, 2000 will not be subject to this Section 8.

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     9.  Provision for Limited-Recourse.  Lender's recourse under the Loan and this Agreement shall be and is limited to sale or disposition of the Rentrak Shares pledged to Rentrak as security for the Loan for recovery of principal due on the Loan. In addition, Lender may recover interest due from Borrower pursuant to the Note, Pledge Agreement or this Agreement. Except to recover such unpaid interest amounts, Lender shall have no other recourse to or against any other asset or property owned by Borrower other than the Rentrak Shares pledged to the Loan (and certain bonus payments as detailed in Section 8). Lender agrees, in any action to foreclose on the Rentrak Shares and/or an action upon an event of default, not to institute any action against Borrower individually for payment of any sum of money that is or may be payable hereunder (including interest thereon) other than an action to recover interest owing to Lender and remaining unpaid after sale or disposition of the Rentrak Shares pledged to the Loan.

     10. Change of Control of Rentrak. A "Change of Control of Rentrak" shall be deemed to have occurred upon the first fulfillment of the conditions set forth in any one of the following three paragraphs:

          (a) any "person (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Rentrak Corporation, is or becomes a beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Rentrak Corporation, representing twenty-five percent (25%) or more of the combined voting power of Rentrak Corporation's then outstanding securities; or

          (b) a majority of the directors elected at any annual or special meeting of stockholders are not individuals nominated by Rentrak Corporation's then incumbent Board; or

          (c) the shareholders of Rentrak Corporation approve a merger or consolidation of Rentrak Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of Rentrak Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of Rentrak Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of Rentrak Corporation approve a plan of complete liquidation of Rentrak Corporation or an agreement for the sale or disposition by Rentrak Corporation of all or substantially all of its assets.

In the event of and following any Change of Control of Rentrak, and unless Borrower shall then be in default pursuant to Section 7 hereof, Borrower may:

          10.1 Advise Lender by written notice, of Borrower's termination of the Loan (Borrower's "Termination Notice") in which event the Loan shall be terminated and

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     Borrower shall waive all rights of Borrower in and to the Rentrak Shares securing Borrower's Loan in return for Lender's waiver of all claims to any recovery of principal or interest under the Loan except by acceptance of the Rentrak Shares which secures the Loan. Following delivery of a Termination Notice, Lender shall take no further collection action except to realize upon the Rentrak Shares pledged to the Loan and Borrower shall irrevocably forfeit any and all right to the Rentrak Shares pledged to the Loan. Borrower agrees to execute all such other and further documents as Lender shall require, evidencing the termination of the Loan or the waiver set forth herein; or

          10.2 Advise the Lender in writing (Borrower's "Market Price Notice") of Borrower's election to have Lender purchase such percentage of Borrower's Rentrak Shares pledged to the Loan as Borrower shall designate in the Market Price Notice, at the market price for such Rentrak Shares as of the close of business on the day prior to Lender's receipt of such Market Price Notice. The proceeds of a purchase pursuant to a Market Price Notice shall be applied first to accrued but unpaid interest and the balance, if any, to principal of Borrower's Loan. After the Loan has been paid in full, any additional Rentrak Shares or proceeds from the sale of Rentrak Shares shall be delivered to Borrower. During the term of this Loan Agreement, Borrower may give as many Market Price Notices as Borrower shall desire.

     11. Waiver. The waiver of strict compliance of any provision in this Agreement by Lender shall not constitute a waiver of strict compliance with that or any other provision thereafter.

     12. Applicable Law. The enforceability and interpretation of this Agreement shall be governed by the laws of the State of Oregon.

     13. Binding Agreement. This Agreement shall be binding upon the parties, their heirs, personal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.


LENDER:                                    BORROWER:

Rentrak Corporation

By: F. Kim Cox                             Name: Ron Berger

Title: President


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